EXHIBIT 23.2

KPMG LLP	Telephone	(416) 777-8500
Chartered Accountants	Telefax	(416) 777-8818
Suite 3300 Commerce Court West	Internet	www.kpmg.ca
PO Box 31 Stn Commerce Court
Toronto ON M5L 1B2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Western Forest Products Inc.
We consent to the use of our report dated February 22, 2008, except as to note 23 which is as of March 13, 2008, with respect to the consolidated balance sheets of the Western Forest Products Inc. (the “Company”) as at December 31, 2007 and 2006 and the related consolidated statements of operations, comprehensive income (loss) and deficit and cash flows for the years in the two-year period ended December 31, 2007, incorporated by reference in the Registration Statement on Form F-7.
(Signed) KPMG LLP
Chartered Accountants
Vancouver, Canada
December 2, 2008